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                                                                    EXHIBIT 12.1

                             ALTRA INDUSTRIAL MOTION
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  ($ IN 000'S)

                                                                                                 PREDECESSOR
                                                                              -----------------------------------
                                                                                 FROM      11 MONTHS
                                      YEAR ENDED    YEAR ENDED   YEAR ENDED    INCEPTION     ENDED     YEAR ENDED
                                       DEC. 31,      DEC. 31,     DEC. 31,    DEC. 1-31,    NOV. 30,    DEC. 31,
                                         2007          2006         2005          2004        2004        2003
                                      ----------    ----------   ----------   ----------   ---------   ----------
Net Income (loss) ..................   $11,511        $10,363      $ 4,444     $(5,762)     $ 6,895     $(9,306)
ADJUSTMENTS TO NET LOSS:
   Cummulative effect of change
      in accounting principle -
      goodwill impairment ..........        --             --           --          --           --          --
   Loss from discontinued
      operations ...................     2,001             --           --          --           --          --
   Interest expense ................    38,554         23,522       17,065       1,410        4,294       5,368
   Interest component of
      operating rental expense .....       356            528          344          56          440         488
   Income taxes ....................     8,208          6,352        3,917        (221)       5,532      (1,658)
                                       -------        -------      -------     -------      -------     -------
EARNINGS ...........................   $60,630        $40,765      $25,770     $(4,517)     $17,161     $(5,108)
                                       =======        =======      =======     =======      =======     =======
Fixed charges
   Interest expense ................   $38,554        $23,522      $17,065     $ 1,410      $ 4,294     $ 5,368
   Interest component of
      operating rental expense .....       356            528          344          56          440         488
                                       -------        -------      -------     -------      -------     -------
TOTAL FIXED CHARGES ................   $38,910        $24,050      $17,409     $ 1,466      $ 4,734     $ 5,856
                                       -------        -------      -------     -------      -------     -------
RATIO (1) (2) ......................      1.56           1.70         1.48          --         3.63          --
                                       -------        -------      -------     -------      -------     -------

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(1)  For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes, discontinued operations, cumulative effect of change in accounting principle charges and fixed charges. Fixed charges represent interest expense and a portion of rental expense which we believe is representative of the interest component of rental expense.

(2) Earnings were insufficient to cover fixed charges in the period December 1 to December 31, 2004, and the year ended December 31, 2003 by $6.0 million and $11.0 million, respectively.